Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated July 23, 2020

Relating to Preliminary Prospectus dated July 21, 2020

Registration No. 333-237786



GOEDEKER'S

70 + Years of Appliance Experience Applied Online

JULY 2020 Investor Presentation

Forward Looking Statements

This presentation contains forward-looking statements that are based on our management' s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

- our goals and strategies;
- our future business development, financial condition and results of operations;
- expected changes in our revenue, costs or expenditures;
- growth of and competition trends in our industry;
- our expectations regarding demand for, and market acceptance of, our products;
- our expectations regarding our relationships with investors, institutional funding partners and other parties with whom we collaborate;
- our expectation regarding the use of proceeds from this offering;
- fluctuations in general economic and business conditions in the markets in which we operate; and
- relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as "may," "could," "will," "should," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," "project" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading "*Risk Factors*" and elsewhere in the registration statement that we have filed with the U.S. Securities and Exchange Commission. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this presentation, whether as a result of new information, future events or otherwise.

Free Writing Prospectus

We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents that we have filed with the SEC for more complete information about us and this offering.

You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The preliminary prospectus, filed on July 21, 2020 is available on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Think Equity, a division of Fordham Financial Management, Inc., Prospectus Department, 17 State Street, 22nd Floor, New York, New York 10004, telephone: (646) 968-9355 or e-mail: prospectus@think-equity.com.

Offering Summary

ISSUER	GOEDEKER'S
Proposed Maximum Aggregate Offering	$10,000,000
Price Range	$9.00 - $11.00
Proposed Symbol	GOED : NYSE American
Shares Offered	1,000,000
Over-Allotment Option	150,000
Pre-IPO Common Shares Outstanding	5,000,000
Post-IPO Common Shares Outstanding	6,000,000
Use of Proceeds	Leverage strong performance of ad-spend-to-order conversion and repayment of indebtedness
Sole Book Runner	ThinkEquity, a division of Fordham Financial Management, Inc.





Best brands.
Best value.
Expert help.





GOEDEKER'S Highlights

$47.6 M
in 2019 sales

~$15 M
2Q 2020 Projected Revenues

22,000+
appliances available online

- Leading online marketer of brand-name appliances. 2019 US appliance sales were $18.3 B growing at 13.7% CAGR
- Industry-focused management team with experience and performance in online marketing
- Customer base of higher income, higher wealth shoppers
- Network of distributor and manufacturer-direct buying and installer relationships provide favorable margins while maintaining competitive pricing for customers
- Knowledgeable sales and customer service teams deliver expert help in the convenience of your own home
- Simple UI and UX allow for effortless shopping and checkout
- Immediately scalable business model grows cost-effectively with advertising spend

Projections and Performance

3.1 M
2Q 2020 Site Sessions

$30.1 M
2Q 2020 Orders

~$15 M
2Q 2020 Projected Revenues

2019 vs. 2020 2Q SESSIONS
In Millions For the Period 4/1 – 6/30


3.1 M
1.5 M
▲ 105.2%
2Q 2019
2Q 2020

2019 vs. 2020 2Q ORDERS
In Millions For the Period 4/1 – 6/30


$30.1 M
$15.6 M
▲ 92.9%
2Q 2019
2Q 2020

PROJECTED 2Q REVENUES
In Millions For the Period 4/1 – 6/30


~ $15 M
$ 11.5 M
▲ 30%
2Q 2019
2Q 2020 Proj.



THE MARKET

Consumers Are Increasingly Buying Appliances Online

Appliances Are Core Consumer Products

$ 21 B

2020 US Market Size

US Household Appliance Market is growing at **13.7% CAGR** and expected to reach **$40 B by 2025**

Source: Statista, 2020

APPLIANCES

Most Purchased

1. Cooktop, Range
2. Refrigerator
3. Air Conditioning
4. Dishwasher
5. Washing Machine

Source: Grandview Research, 2018

80% +

of Consumers

More than 80% of consumers research and compare appliances online

Source: Consumer Reports, December 2019

Brick-and-Mortar Does Not Meet Customer Needs

Appliance Dealers

Limited selection of brands and models

Higher prices due to cost structure

Commission-based selling pressure

Big Box Retailers

Limited assortment – lack of premium brands

Inconsistent product knowledge and customer attention

Online presence not focused on appliances

Mass Market Resellers Also Underperform

amazon ebay overstock jet wayfair

Inconsistent brands, models and availability

Non-integrated, insufficient product information

Delivery dates and times vary significantly

No sales or customer service interaction at point of sale

Little to no direct factory contact for warranty and servicing

GOEDEKER'S

We are one of three nationally-established online appliance retailers

We are the only one poised to IPO


GOEDEKER'S
Trusted Since 1951
What are you looking for?
Call an expert! 888-962-5797
Cooking
Refrigeration
Washers & Dryers
Dishwashers
Other Appliances
Furniture
Home Goods
Deals
Brands
12 MONTHS FINANCING!
FREE SHIPPING*
INSTALLS & HAUL AWAY
EXCLUSIVE COUPONS
REBATES
HUGE MEMORIAL DAY SALE
SAVE UP TO 65% ON APPLIANCES
SHOP NOW
0% Interest Financing For 12 Months. Apply Now!
Free Delivery*
No Interest
Low Price Promise
Coupons
Rebates
SHOP AMAZING DEALS!
KitchenAid SAVE UP TO $1700
Bosch SAVE UP TO $1500
Monogram SAVE UP TO $4500
Cafe SAVE UP TO $2000
Shop All Rebates
SHOP APPLIANCE CATEGORIES!

ABOUT US

A Scalable Platform Built for Appliance Customers


Electrolux
AOC


We Sell Online Like We Do In-Store, but Faster and More Conveniently

"Shift to e-commerce pays off for Goedeker's"

ST. LOUIS POST-DISPATCH

The Five Areas That Drive Growth


Google
ADVERTISING


CUSTOMERS


SELECTION


HUGE MEMORIAL DAY SALE
SHOP NOW
PLATFORM


SERVICE

Ad Spend Creates Sessions and Orders

4/1 – 6/30 2020 Ad Spend
$1.1 M

4/1 – 6/30 2020 Sessions
3.1 M

4/1 – 6/30 2020 Orders
$30.1 M

4/1 – 6/30 2020 Revenue Projection
~ $15.0 M


Ad Spend
Sessions
Orders
Revenues

Performance: 2Q 2020 ad spend created a **105% INCREASE IN SESSIONS**, a **92.9% INCREASE IN ORDERS** and a projected **30% INCREASE IN REVENUES**

Replicate the High Touch Customer Experience Online

- **Service high-end appliance customers with several points of interaction** online <u>and</u> on call
- **Provide manufacturer-produced information** to ensure fit, finish, features match their needs
- **Offer add-on services and options and at the time of sale;** financing, delivery, haul away, installation, warranties

Offer a Wide Selection of Brand-Name Appliances

KitchenAid
Whirlpool Corporation
Maytag
LG
Samsung
Frigidaire
Summit
Fisher&Paykel appliances
Electrolux
Speed Queen
Monogram
GE
Bertazzoni
U-Line
Scotsman
Avanti
Blue Star
American Range Systems
Sharp
Bosch

Built On a Strong Platform

More Choices

Detailed Information

Live Sales Support

Omnichannel Services



Cooking
Refrigeration
Washers & Dryers
Dishwashers
Other Appliances
Furniture
Home Goods
Deals
Brands
12 MONTHS FINANCING!
FREE SHIPPING*
INSTALLS & HAUL AWAY
EXCLUSIVE COUPONS
REBATES
HUGE MEMORIAL DAY SALE
SAVE UP TO 65% ON APPLIANCES
SHOP NOW
FREESTANDING RANGES
Appliance Type
Brand
Series
Color
Fuel Type
Type
Oven Features
Cooking Surface Features
Capacity
Installation Type
Burner Type
Price
Venting Power
Number of Burners
Height
Width
Depth
View Compare
Rebates Available!
See Price In Checkout
Free Shipping!
Add to Cart
Add To Compare

Delivering Great Service

""Excellent customer service! "

Elaine from Toledo on 05/15/2020

"Found them online for an appliance search and couldn't be happier."

Jeff from St Augustine on 05/14/2020

"Comprehensive services and lower prices.. The staff are courteous, helpful, and made my experience very pleasant."

Candace from Hilton Head Island on 04/28/2020

""Goedeker's is amazing. Great service, great prices... cannot recommend more highly. Will definitely buy again."

Chris from Sacramento on 04/11/2020

"Great Service. I love my new freezer! It arrived in a timely manner and communication was excellent."

Melissa from Fayetteville on 04/04/2020

"Excellent Service! Excellent Delivery! Great Prices! Excellent Quality! "

Stefani from Nevada on 04/03/2020

Management Team

Douglas T. Moore, CEO Mr. Moore has served as our Chief Executive Officer since August 2019 and as a director since April 2020. Through his more than 25 years of retail experience, Mr. Moore has developed an understanding of strategic and tactical business issues that include store operations, merchandising, supply chain, sourcing and human resource planning. He also possesses senior management, marketing, risk assessment and retail knowledge. Prior to joining us, Mr. Moore was President and Chief Executive Officer of Med-Air Homecare, a home healthcare equipment and service provider, from November 2013 until May 2019, Principal of First Street Consulting, LLC, a retail consulting firm, from January 2011 until October 2017, and Senior Vice President of FirstSTREET for Boomers and Beyond, Inc., a leading direct marketer of products for baby boomers, from October 2017 until August 2019. From February 2012 through June 2012, Mr. Moore served as the Chief Merchandising and Marketing Officer at hhgregg, Inc., a consumer electronics retail chain. Mr. Moore has served on the board of directors of Lumber Liquidators Holdings, Inc. (NYSE:LL), one of the leading specialty retailers of hard-surface flooring in North America, since April 2006. Mr. Moore received his undergraduate degree and M.B.A. from the University of Virginia.

Robert D. Barry, CFO Mr. Barry has served as our Chief Financial Officer since our inception and as a director from inception until April 2020. He has served on the board of directors of 1847 Holdings since January 2014 and has served as Controller of 1847 Holdings' subsidiary Neese, Inc., since July 2017. From April 2013 until August 2016, Mr. Barry was Chief Executive Officer and Chief Financial Officer of Pawn Plus Inc., a chain of five retail pawn stores in suburban Philadelphia and one pawn store in northeastern Ohio. Prior to that, Mr. Barry served as Executive Vice President and Chief Financial Officer of Regional Management Corp. (NYSE:RM), a consumer loan company based in Greenville, South Carolina, from March 2007 to January 2013. Prior to joining Regional Management Corp., Mr. Barry was the Managing Member of AccessOne Mortgage Company, LLC in Raleigh, North Carolina, from 1997 to 2007. During this time, he also served as part-time Chief Financial Officer for Patriot State Bank, in Fuquay-Varina, North Carolina, from March 2006 to March 2007 and Nuestro Banco, Raleigh, North Carolina, from July 2006 to March 2007. Prior to his time at AccessOne, Mr. Barry was Executive Vice President and Chief Financial Officer for Regional Acceptance Corporation (NASDAQ:REGA), a consumer finance company based in Greenville, North Carolina and prior to that he was a financial institutions partner in the Raleigh, North Carolina office of KPMG LLP. Mr. Barry is a Certified Public Accountant licensed in North Carolina and Georgia.

We Are Leveraging Our Model in the New Economy

1. We were prepared for the sharp increase in online shopping
2. Our model scales with limited increases to fixed costs
3. Our business grows with increased ad spend

How We Grow

1. **Increase Ad Spend**
   Efficiently utilize ad spend to increase sales through our website and our call center

2. **Optimize Logistics**
   Maximize shipping speed to customers, cut costs and increase margins. Pick up product from manufacturers' warehouses and selectively use inventory buys to reduce costs

3. **Expand in The Commercial Market**
   Market to home builders, contractors and interior designers to expand our market reach

Ad Spend Drives Revenue Performance

3.1 M
2Q 2020 Site Sessions

$30.1 M
2Q 2020 Orders

~$15 M
2Q 2020 Projected Revenues


2019 vs. 2020 2Q SESSIONS
In Millions For the Period 4/1 – 6/30
1.5 M
105.2%
3.1 M
2Q 2019
2Q 2020


2019 vs. 2020 2Q ORDERS
In Millions For the Period 4/1 – 6/30
$15.6 M
92.9%
$30.1 M
2Q 2019
2Q 2020


PROJECTED 2Q REVENUES
In Millions For the Period 4/1 – 6/30
$ 11.5 M
30%
~ $15 M
2Q 2019
2Q 2020 Proj.

Income Statement

	For the YEAR Ended December 31	For the THREE MONTHS Ended March 31	
	2019	Q1 2019	Q1 2020
Product Sales, Net	$47,615,013	$11,947,046	$9,667,178
Cost of Sales	39,600,971	10,269,565	8,111,170
Gross Profit	8,014,042	1,677,390	1,566, 008
Personnel	3,823,670	882,721	1,311,484
Advertising	2,710,783	600,799	666,436
Bank and Credit Card Fees	1,200,124	257,117	244,740
Depreciation and Amortization	280,711	9,674	91,841
General and Administrative	2,192,264	416,448	566,640
Total Operating Expenses	10,207,552	2,166,759	2,881,141
NET INCOME (LOSS) FROM OPERATIONS	**(2,193,510)**	**(489,369)**	**(1,315,133)**
Financing Costs	(520,160)	-	(194,682)
Gain on Write Off of Contingency	32,246	-	-
Interest Expenses	(683,211)	-	(212,688)
Change in Fair Value of Warrant Liability	106,900	-	-
Other Income	46,017	30,847	2,383
Total Other Income / (Expense)	(1,108,208)	30,847	(404,987)
Net Profit (Loss) Before Income Taxes	(3,211,718)	(458,222)	(1,720,120)
Provision for Income Taxes	(698,303)	-	(435,000)
NET INCOME (LOSS)	**$(2,513,415)**	**$(458,222)**	**$(1,285,120)**

Proforma Balance Sheet Summary

	March 31, 2020	Proforma Post Offering	Change
Cash and Cash Equivalents	$247,688	$5,805,721	**$5,558,033**
Receivables	1,455,912	1,455,912	-
Deposits with Vendors	294,960	294,960	-
Merchandise Inventory	1,069,459	1,069,459	-
Short Term Notes Payable	2,229,766	-	**$(2,229,766)**
Current Portion, Long-Term Debt	1,261,428	-	**$(1,261,428)**
Long-Term Debt	2,084,567	2,084,567	-
STOCKHOLDERS EQUITY (DEFICIT)	**$(2,081,074)**	**$5,224,335**	**$7,305,409**

Cap Table

	Pre-Offering
Common Shares Outstanding [1]	5,000,000
Options (WAEP: $10.00) [2]	263,158
Warrants	0
FULLY DILUTED SHARES OUTSTANDING [1]	**5,263,158**

[1] Includes 250,000 warrants that will be exercised immediately prior to closing
[2] Options granted to the CEO upon closing of the offering

Investment Summary

3.1 M
2Q 2020 Site Sessions
▲105.2% YoY

$30.1 M
2Q 2020 Orders
▲ 106.2% YoY

~$15 M
2Q 2020 Projected Revenues
▲ 30 % Projected YoY

- We bring 70+ years of appliance marketing to our online sales platform which is the focus of our operations
- Industry-focused management team with experience and performance in online sales and advertising propels double-digit growth
- The appliance market is a multi-billion-dollar sector rapidly transitioning to online sales
- Strong service and satisfaction ratings from customers that requires a high-touch and informative sales engagement
- Live sales and customer support teams provide 1-on-1 communication for big-ticket purchases
- A proven advertising model is immediately leverageable to increase revenues
- YTD performances in sessions, orders and revenues project continued growth